SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 10, 2015

Corgenix Medical Corporation

(Exact Name of registrant as specified in its charter)

Nevada	000-24541	93-1223466
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11575 Main Street

Suite 400

Broomfield, Colorado 80020

(Address, including zip code, of principal executive offices)

(303) 457-4345

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01                   Completion of Acquisition of Disposition of Assets.

At a special meeting of stockholders held on December 18, 2014 (the “Special Meeting”), the shareholders of Corgenix Medical Corporation, a Nevada corporation (the “Company”), adopted the Agreement and Plan of Merger dated as of August 27, 2014 (as amended, the “Merger Agreement”) by and among the Company, Centennial Medical Holdings Inc., a Delaware corporation (“Parent”), and Centennial Integrated, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the merger contemplated thereby (the “Merger”).

On March 10, 2015, the Company filed articles of merger with the Secretary of State of the State of Nevada and completed the Merger, pursuant to which Merger Sub merged with and into the Company, resulting in the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the Merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares (i) held by the Company in treasury or (ii) owned by Parent or Merger Sub or any other wholly owned subsidiary of Parent) was cancelled and converted automatically into the right to receive $0.27 in cash (the “Per Share Merger Consideration”), without interest. In addition, at the effective time (a) each outstanding option to acquire the Company’s common stock with an exercise price less than $0.27 per share was cancelled and converted automatically into the right to receive an amount in cash equal to the excess of $0.27 over the per share exercise price of the stock option, for each share for which the option would have been exercisable and (b) each outstanding warrant to acquire the Company’s common stock with an exercise price less than $0.27 per share was cancelled and converted automatically into the right to receive an amount in cash equal to the excess of $0.27 over the per share exercise price of the warrant, for each share for which the warrant would have been exercisable.  Any holders of options or warrants with an exercise price greater than the Per Share Merger Consideration are not entitled to any payment.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which was filed as Exhibit 2.1 to our current report on Form 8-K filed August 28, 2014 and is incorporated herein by reference.

Item 3.03                   Material Modifications to Rights of Security Holders.

Upon the effective time of the Merger, holders of the Company’s common stock, stock options and warrants immediately prior to such effective time ceased to have any rights as stockholders of the Company (other than their right to receive the Per Share Merger Consideration or, in the case of each outstanding stock option and warrant, the option or warrant consideration equal to the excess of $0.27 over the per share exercise price of such option and warrant), and, accordingly, such holders no longer have any interest in the Company’s future earnings or growth.

Item 5.01                   Changes in Control of Registrant.

The information in Items 2.01 and 3.03 is incorporated herein by reference.

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the effective time of the Merger and pursuant to the terms of the Merger Agreement, each of the directors of the Company was removed and the directors of Merger Sub became the directors of the Company.  The new directors of the Company are: Robert Womsley, Werner Hofacher and Jim Widergren.

Item 8.01                   Other Events.

In connection with the Merger and the cancellation of all outstanding common stock, stock options and warrants, the Company is filing with the SEC a certification on Form 15 on March 10, 2015, requesting the deregistration of the Company’s common stock under Section 12(g) of the Exchange Act and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2015	CORGENIX MEDICAL CORPORATION

	By:	/s/ Douglass T. Simpson
Douglass T. Simpson
President and Chief Executive Officer